Exhibit 99.1

INNOVATE Corp. Names Paul K. Voigt Interim CEO

NEW YORK, July 25, 2023 – INNOVATE Corp. (NYSE: VATE) (“INNOVATE” or the “Company”) today announced that the Board has named Paul K. Voigt Interim Chief Executive Officer, effective immediately. Suzi Herbst, who had been serving as interim CEO immediately following the passing of Wayne Barr, will remain the Company’s Chief Operating Officer.

Voigt joins INNOVATE from Lancer Capital, where he served as Senior Managing Director of Investments. He previously served as Senior Managing Director of Investments at INNOVATE from 2014 to 2018.

Avram Glazer, Chairman of the Board of Directors, said, “The Board is confident that Paul’s financial acumen and extensive experience with the Company, its people and its assets make him the right person to lead INNOVATE during this period as we continue to capitalize on the Company’s near-term opportunities.”

Glazer added, “We thank Suzi for stepping into the role through a difficult transition period over the last few days and appreciate her continuing contributions to INNOVATE as COO.”

Voigt said, “I am eager to join the INNOVATE team and look forward to working with Mike, Suzi and the rest of the leadership team to continue to perform across our businesses and deliver for shareholders.”

Voigt has served as Senior Managing Director of Investments at Lancer Capital since 2019. From 2014 to 2018, he served as Senior Managing Director of Investments at INNOVATE (formerly HC2), where he helped spearhead capital raising and transaction sourcing activities. Prior to that, he served as Executive Vice President on the sales and trading desk at Jefferies from 1996 to 2013. Prior to joining Jefferies, he was Managing Director on the high yield sales desk at Prudential Securities from 1988 to 1996, following a professional baseball career from 1979 to 1987. He received a B.S. in electrical engineering the University of Virginia in 1980 and an MBA from the University of Southern California in 1988.

About INNOVATE Corp.
INNOVATE Corp. is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,800 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.

Contacts
Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
INNOVATE.Team@reevemark.com
(212) 433-4600

Investor Contact:
Solebury Strategic Communications
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691